Exhibit 99.1

For Immediate Release

Cree Announces CEO Succession Plan

Chairman and CEO Chuck Swoboda to Step Down Upon the Appointment of His Successor

Company Reaffirms Guidance for the Fourth Fiscal Quarter of 2017

DURHAM, N.C. - May 19, 2017 - Cree, Inc. (Nasdaq: CREE), a technology market leader, today announced that Chairman, President and CEO Chuck Swoboda will step down from his executive positions and as a member of the Board of Directors following a transition period. Mr. Swoboda intends to stay on until a successor is appointed, and thereafter will remain available as a consultant to the Company to ensure a seamless transition of leadership responsibilities.

The Board of Directors will retain a leading executive search firm to identify a successor. Both internal and external candidates will be considered.

Since joining Cree in 1993, Mr. Swoboda has held numerous executive positions with the Company, leading Cree from a near start-up to today’s technology market leader, with approximately 6,400 employees worldwide. Mr. Swoboda has served as a member of the Cree Board of Directors since 2000, as chief executive officer since 2001, and Chairman of the Board since 2005. In 2010, Mr. Swoboda was named Ernst & Young’s Entrepreneur of the Year for the Carolinas, and in 2013 he was named The Edison Report’s Lighting Industry Person of the Year. Cree was recognized as one of MIT Technology Review’s 50 Smartest Companies for 2014, and as one of Fast Company’s World’s 50 Most Innovative Companies in 2015.

Mr. Swoboda stated, “I have had the privilege of leading Cree for 16 years, which has been extremely rewarding both professionally and personally. My decision to change my work-life balance follows a recent medical issue, which was resolved, and which caused me to reevaluate my priorities.”

Mr. Swoboda added, “I believe that this is a good transition time for Cree as we have three core businesses poised to enter another phase of accelerated growth. I know that under its next CEO, Cree will continue to disrupt markets with new technologies and superior-performing products that deliver great value to our customers while consuming less energy. I look forward to working with the Cree Board to find the right leader and to ensure a smooth handoff to my successor.”

Robert A. Ingram, Lead Independent Director of the Cree Board of Directors, said, "The Board extends its deep appreciation to Chuck for his outstanding leadership over the past 16 years as CEO, and for his 24 years of service to Cree. During that time, his passion for the business and focus on innovation has helped transform industries and has enabled the Company to achieve an eight-fold increase in revenue.”

Mr. Ingram concluded, “Given Chuck’s decision, he and the rest of the Board agree that now is the right time to accelerate the process to identify a new CEO to lead Cree and further grow our three businesses. We look forward to Chuck’s continued leadership as we conduct our CEO search and transition.”

The Company today also reaffirmed its previously announced business outlook for the fourth quarter of fiscal 2017 ending June 25, 2017. As announced on April 25, 2017, for the fourth quarter Cree targets:

–	Revenue in a range of $340 million to $360 million.

–	GAAP net loss of $16 million to $22 million, or a $0.16 to $0.23 loss per diluted share.[1,3]

–	Non-GAAP net income in a range of $2 million to $7 million, or $0.02 to $0.07 per diluted share.[1,2,3]

1 Cree’s fourth quarter GAAP and non-GAAP targets include $3 million+/- of expenses related to non-recurring costs from the Company’s Lighting Products business right-sizing initiatives and joint venture start-up costs.
2 Targeted non-GAAP income excludes $23 million, net of tax, of expenses related to stock-based compensation expense and the amortization or impairment of acquisition-related intangibles.
3 The GAAP and non-GAAP targets do not include any estimated change in the fair value of Cree's Lextar investment.

About Cree, Inc.

Cree is a leading innovator of lighting-class LEDs, lighting products and wide bandgap semiconductor products for power and radio frequency (RF) applications. Cree's product families include LED lighting systems and bulbs, blue and green LED chips, high-brightness LEDs, lighting-class power LEDs, SiC materials, power devices and RF devices. Cree's products are driving improvements in applications such as commercial and consumer general illumination, video screens, electronic signs and signals, motor drives, power supplies, EV charging, solar, traction, transportation, radar, communications, telecom, data link and broadband amplifiers.

For additional product and Company information, please refer to www.cree.com.

Non-GAAP Financial Measures:

This press release includes the Company's business outlook for its fiscal fourth quarter on both a GAAP and a non-GAAP basis. The GAAP targets include certain costs, charges and expenses which are excluded from our non-GAAP targets. By publishing these non-GAAP targets, management intends to provide investors with additional information to further analyze the Company's performance, core results and underlying trends. Cree's management evaluates results and makes operating decisions using both GAAP and non-GAAP measures included in this press release. Non-GAAP results or targets are not prepared in accordance with GAAP and non-GAAP information should be considered a supplement to, and not a substitute for, financial statements or targets prepared in accordance with GAAP.

Forward Looking Statements:

This press release contains forward-looking statements involving risks and uncertainties, both known and unknown, that may cause actual results to differ materially from those indicated in the forward-looking statements. Actual results, including with respect to our targets and prospects or our announced chief executive officer succession plan, could differ materially due to a number of factors, including risks inherent in CEO succession, including timing of retaining a new chief executive and transition and integration risks, and with respect to our targets, including the risk that we may not obtain sufficient orders to achieve our targeted revenues; price competition in key markets; the risk that we or our channel partners are not able to develop and expand customer bases and accurately anticipate demand from end customers, which can result in increased inventory and reduced orders as we experience wide fluctuations in supply and demand; the risk that our commercial Lighting results will continue to suffer if new issues arise regarding issues related to product quality of supplied components for this business; the risk that we may experience production difficulties that preclude us from shipping sufficient quantities to meet customer orders or that result in higher production costs and lower margins; our ability to lower costs; the risk that our results will suffer if we are unable to balance fluctuations in customer demand and capacity; product mix; risks associated with the ramp-up of production of our new products, and our entry into new business channels different from those in which we have historically operated; the risk that customers do not maintain their favorable perception of our brand and products, resulting in lower demand for our products; the risk that our products fail to perform or fail to meet customer requirements or expectations, resulting in significant additional costs, including costs associated with warranty returns or the potential recall of our products; the risk that retail customers may alter promotional pricing, increase promotion of a competitor's products over our products or reduce their inventory levels, all of which could negatively affect product demand; the risk that our investments may experience periods of significant stock price volatility causing us to recognize fair value losses on our investment; the risk that we have an increasingly complex supply chain and its ability to scale to enable maintaining a sufficient supply of raw materials, subsystems and finished products with the required specifications and quality; ongoing uncertainty in global economic conditions, infrastructure development or customer demand that could negatively affect product demand, collectability of receivables and other related matters as consumers and businesses may defer purchases or payments, or default on payments; the risk we may be required to record a significant charge to earnings if our goodwill or amortizable assets become impaired; our ability to complete development and commercialization of products under development, such as our pipeline of improved LED chips, LED components and LED lighting products; risks resulting from the concentration of our business among few customers, including the risk that customers may reduce or cancel orders or fail to honor purchase commitments; risks related to our multi-year warranty periods for LED lighting products; risks associated with acquisitions, divestitures, joint ventures or investments generally; the rapid development of new technology and competing products that may impair demand or render our products obsolete; the potential lack of customer acceptance for our products; risks associated with ongoing litigation; and other factors discussed in our filings with the Securities and Exchange Commission (SEC), including our report on Form 10-K for the fiscal year ended June 26, 2016, and subsequent reports filed with the SEC. These forward-looking statements represent Cree's judgment as of the date of this release. Except as required under the U.S. federal securities laws and the rules and regulations of the SEC, Cree disclaims any intent or obligation to update any forward-looking statements after the date of this release, whether as a result of new information, future events, developments, changes in assumptions or otherwise.

Cree® is a registered trademark of Cree, Inc.

Contacts

Cree, Inc.
Raiford Garrabrant
Director, Investor Relations
Phone: 919-407-7895
Fax: 919-407-5615
investorrelations@cree.com

Cree, Inc.
Claire Simmons
Corporate Marketing
Phone: 919-407-7844
media@cree.com